Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Reports Record Financial Results for the Fourth Quarter and Full-year 2023 and Provides Financial Guidance for 2024
Total FY’23 Revenues of $2.42 Billion (+15% Y/Y and +20% Y/Y at Constant Currency); GAAP Diluted Earnings per Share of $0.87 (+16% Y/Y) and Non-GAAP Diluted Earnings per Share of $2.08 (+36% Y/Y)
VOXZOGO® Net Revenues of $146 Million in Q4’23 (+118% Q/Q) and $470 Million for FY’23 (+178% Y/Y)
BioMarin’s 2024 Financial Outlook Reflects Anticipated Double-digit Total Revenue Growth, Significant Non-GAAP Operating Margin Expansion, and Non-GAAP Earnings Per Share Growing Faster than Revenues
Conference Call and Webcast Scheduled Today at 4:30 p.m. ET
SAN RAFAEL, Calif., February 22, 2024 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the fourth quarter and full year ended December 31, 2023.
“Strong financial results in 2023 were driven by global demand for VOXZOGO, the only approved treatment for children with achondroplasia, and contributions from our established enzyme products. VOXZOGO revenues grew 18% over the prior quarter and were positively impacted by an increase in prescriptions for children in the United States under the age of 5, following the Food and Drug Administration’s (FDA) October approval of VOXZOGO for children of all ages with open growth plates,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. “Looking ahead in 2024, our full-year financial guidance reflects our focus on value creation through achievement of four strategic priorities outlined earlier this year. We intend to maximize the VOXZOGO opportunity, continue to build-out global access channels for ROCTAVIAN, judiciously prioritize the most potentially impactful R&D candidates, and drive operational excellence and cost optimization with the goal of delivering growth, efficiency and profitability.”

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change

Total Revenues	$646.2	$537.5	20%	$2,419.2	$2,096.0	15%

Total Enzyme Product Revenues (1)	$448.0	$405.1	11%	$1,718.3	$1,645.3	4%

VIMIZIM® Net Product Revenues	$175.6	$152.1	15%	$701.0	$663.8	6%
VOXZOGO Net Product Revenues	$145.7	$66.8	118%	$469.9	$169.1	178%
NAGLAZYME® Net Product Revenues	$98.3	$100.5	(2)%	$420.3	$443.8	(5)%
PALYNZIQ® Net Product Revenues	$87.8	$72.3	21%	$303.9	$255.0	19%
BRINEURA® Net Product Revenues	$43.6	$42.6	2%	$161.9	$154.3	5%
ALDURAZYME® Net Product Revenues	$42.7	$37.6	14%	$131.2	$128.4	2%
KUVAN® Net Product Revenues	$36.7	$53.6	(32)%	$180.8	$227.6	(21)%
ROCTAVIAN Net Product Revenues	$2.7	$—	nm	$3.5	$—	nm

GAAP Net Income (Loss) (2)	$20.4	$(0.2)		$167.6	$141.6
Non-GAAP Income (3)	$94.9	$63.1		$405.4	$290.8
GAAP Diluted Earnings (Loss) per Share (EPS)	$0.11	$(0.00)		$0.87	$0.75
Non-GAAP Diluted EPS (4)	$0.49	$0.33		$2.08	$1.53

	December 31, 2023	December 31, 2022
Total cash, cash equivalents & investments	$1,684.9	$1,625.4
(1)    Enzyme Products include ALDURAZYME, BRINEURA, NAGLAZYME, PALYNZIQ, and VIMIZIM.
(2)     GAAP Net Income in the twelve months ended December 31, 2022 included a $89.0 million gain, net of taxes, related to the sale of the Rare Pediatric Disease Priority Review Voucher (PRV) the company received from the U.S. Food and Drug Administration (FDA) in connection with U.S. approval of VOXZOGO.
(3)     Non-GAAP Income is defined by the company as reported GAAP Net Income (Loss), excluding amortization expense, stock-based compensation expense, contingent consideration, and, in certain periods, certain other specified items. The company also includes a Non-GAAP adjustment for the estimated income tax impact of reconciling items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
(4)     Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP diluted weighted-average shares outstanding. Non-GAAP weighted-average diluted shares outstanding is defined by the company as GAAP weighted-average diluted shares outstanding, adjusted to include any common shares issuable under the company’s equity plans and convertible debt in periods when they are dilutive under Non-GAAP.
nm    Not meaningful
Financial Highlights:
•Total Revenues for the fourth quarter of 2023 were $646.2 million, an increase of 20% compared to the same period in 2022. The increase in Total Revenues was primarily attributed to higher VOXZOGO sales volume driven by new patients initiating therapy across all regions, which included a significant number of new patient starts in the U.S. for children under the age of 5 years. The increase was also due to higher VIMIZIM product revenues primarily driven by the timing of large government orders. This was partially offset by lower KUVAN product revenues attributed to continued generic competition as a result of the loss of market exclusivity.
•GAAP Net Income increased by $20.6 million to $20.4 million in the fourth quarter of 2023 compared to the same period in 2022. The increase was primarily due to higher gross profit driven by increased revenues and reduced severance costs associated with the company’s organizational redesign announced in the fourth quarter of 2022. This was partially offset by higher spend in research and development (R&D) programs to support both early-stage research and clinical activities and higher selling, general and administrative (SG&A) expenses related to an asset impairment charge, corporate governance and leadership transition costs, costs to support the commercial launch of ROCTAVIAN as well as a decrease in income tax benefits and an investment loss.
•Non-GAAP Income increased by $31.8 million to $94.9 million in the fourth quarter of 2023 compared to the same period in 2022. The increased Non-GAAP Income was primarily due to higher gross profit driven by increased revenues, partially offset by higher R&D expenses for the same reasons noted above, higher SG&A expenses related to corporate governance and leadership transitions and ROCTAVIAN commercial launch costs as well as an increase in income tax expense.
2024 Strategic Priorities
In January, BioMarin management outlined key priorities focused on value creation through accelerating growth, optimizing efficiencies and driving operational excellence. For 2024, the company plans to provide material updates across the business, both scientific and financial, according to these strategic priorities:
Accelerate and maximize the VOXZOGO opportunity
•In the fourth quarter, the FDA approved VOXZOGO for children under 5 years of age. Approximately 70% of new U.S. treatment starts in the fourth quarter were from that age group following the age label expansion approval in October 2023. With VOXZOGO now approved for younger children in key large markets, product expansion is expected to accelerate across younger age groups throughout 2024.
•The number of children with achondroplasia being treated with VOXZOGO increased 128% in 2023 compared to the end of 2022. As of December 31, 2023, 2,613 children with achondroplasia were being treated with VOXZOGO across 41 active markets, compared to 1,150 children on therapy at the end of 2022.
•In the fourth quarter, BioMarin began the pivotal program with VOXZOGO for the treatment of children with hypochondroplasia. The 6-month run-in study will be followed by the 52-week randomized, double-blind, placebo-controlled phase of the 80-participant clinical trial, with the treatment study expected to begin mid-2024.
•BioMarin is engaging global health authorities in the first half of this year regarding development programs in idiopathic short stature and multiple genetic short stature pathway conditions, with plans to begin pivotal studies later this year.
Establish ROCTAVIAN opportunity
•As an important new treatment option for those with severe hemophilia A, BioMarin expects continued progress increasing ROCTAVIAN access and patients treated in 2024. This year, BioMarin’s commercial team will continue to focus on key elements critical to supporting the uptake of ROCTAVIAN including, clinical eligibility, site readiness and patient and physician education.
•In January, the Italian Medicines Agency approved reimbursement for ROCTAVIAN in severe hemophilia A.
•In 2023, three patients were treated with ROCTAVIAN, two in Germany and one in the U.S.
Focus R&D on the most productive assets
•During the first quarter of 2024, BioMarin began a strategic portfolio review of all R&D programs to determine which meet the criteria for further investment and advancement. A complete update on prioritized R&D assets, those with the highest potential patient impact and highest potential value creation for shareholders, will be communicated at our Investor Day later in 2024.
Accelerate EPS growth and expand margins
•BioMarin’s 2024 financial outlook reflects anticipated year-over-year double-digit Total Revenue growth, reduced operating expenses as a percentage of revenue, acceleration of Non-GAAP Operating Margin expansion and Non-GAAP Earnings Per Share growing faster than revenue.

2024 Full-Year Financial Guidance
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from our strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Item	2024 Guidance (in millions, except % and EPS amounts)
Total Revenues	$2,700	to	$2,800
Non-GAAP Operating Margin % (1)	23%	to	24%
Non-GAAP Diluted EPS (2)	$2.60	to	$2.80
(1)    Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock based compensation expense and certain specified items divided by Total Revenues.
(2)     Non-GAAP Diluted EPS guidance assumes approximately 200 million weighted-average diluted shares outstanding.
BioMarin will host a conference call and webcast to discuss fourth quarter and full year 2023 financial results and full-year 2024 financial guidance today, Thursday, February 22, 2024, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 888-330-3073	Replay Dial-in Number: 800-770-2030
International Dial-in Number: 646-960-0683	Replay International Dial-in Number: 647-362-9199
No Conference ID: 1816377	Conference ID: 1816377
About BioMarin
Founded in 1997, BioMarin is a global biotechnology company dedicated to transforming lives through genetic discovery. The company develops and commercializes targeted therapies that address the root cause of genetic conditions. BioMarin's robust research and development capabilities have resulted in multiple innovative commercial therapies for patients with rare genetic disorders. The company's distinctive approach to drug discovery has produced a diverse pipeline of commercial, clinical, and pre-clinical candidates that address a significant unmet medical need, have well-understood biology, and provide an opportunity to be first-to-market or offer a substantial benefit over existing treatment options. For additional information, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Non-GAAP Operating Margin percentage, and Non-GAAP Diluted EPS for the full-year 2024; cash flows from operating activities; BioMarin’s plans to reduce operating expenses and expand margins; BioMarin’s focus on its strategic priorities and the anticipated benefits from the same; the timing of orders for commercial products; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) the potential to leverage VOXZOGO in conditions beyond achondroplasia, such as hypochondroplasia as well as idiopathic short stature and other genetic short stature pathway conditions, and (ii) the product expansion opportunities for ROCTAVIAN, including results from any related clinical studies; the commercialization of BioMarin’s products, including (i) the anticipated start and growth of commercial sales of VOXZOGO in additional countries, and (ii) the commercialization of ROCTAVIAN for the treatment of severe hemophilia A in the U.S. and Europe; the expected benefits and availability of BioMarin’s product candidates; and potential growth opportunities and trends, including that BioMarin expects accelerated growth of VOXZOGO revenues as the product launch continues in future quarters and that BioMarin expects growth of ROCTAVIAN revenues as the product’s access is expanded in Europe and the U.S.
These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products, impacts of macroeconomic and other external factors on BioMarin’s operations; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of KUVAN; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.
BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ROCTAVIAN® is a trademark of BioMarin Pharmaceutical Inc., with registration in Europe and pending in the U.S. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2023 and December 31, 2022
(In thousands of U.S. dollars, except per share amounts)

	December 31, 2023	December 31, 2022 ⁽¹⁾
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$755,127	$724,531
Short-term investments	318,683	567,006
Accounts receivable, net	633,704	461,316
Inventory	1,107,183	894,083
Other current assets	141,391	104,521
Total current assets	2,956,088	2,751,457
Noncurrent assets:
Long-term investments	611,135	333,835
Property, plant and equipment, net	1,066,133	1,073,366
Intangible assets, net	294,701	338,569
Goodwill	196,199	196,199
Deferred tax assets	1,545,809	1,505,412
Other assets	171,538	176,236
Total assets	$6,841,603	$6,375,074
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$683,147	$572,959
Short-term convertible debt, net	493,877	—
Short-term contingent consideration	—	15,925
Total current liabilities	1,177,024	588,884
Noncurrent liabilities:
Long-term convertible debt, net	593,095	1,083,019
Other long-term liabilities	119,935	100,015
Total liabilities	1,890,054	1,771,918
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 188,598,154 and 186,250,719 shares issued and outstanding, respectively	189	186
Additional paid-in capital	5,611,562	5,404,895
Company common stock held by the Nonqualified Deferred Compensation Plan	(9,860)	(8,859)
Accumulated other comprehensive loss	(28,788)	(3,867)
Accumulated deficit	(621,554)	(789,199)
Total stockholders’ equity	4,951,549	4,603,156
Total liabilities and stockholders’ equity	$6,841,603	$6,375,074

(1)    December 31, 2022 balances were derived from the audited Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC) on February 27, 2023.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months Ended December 31, 2023 and 2022
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Net product revenues	$633,148	$525,492	$2,372,538	$2,042,025
Royalty and other revenues	13,059	12,046	46,688	54,014
Total revenues	646,207	537,538	2,419,226	2,096,039
OPERATING EXPENSES:
Cost of sales	135,478	127,290	514,854	483,669
Research and development	206,250	172,751	746,773	649,606
Selling, general and administrative	275,024	245,739	937,291	854,009
Intangible asset amortization and contingent consideration	15,236	16,258	62,211	67,193
Gain on sale of nonfinancial assets, net	—	—	—	(108,000)
Total operating expenses	631,988	562,038	2,261,129	1,946,477
INCOME (LOSS) FROM OPERATIONS	14,219	(24,500)	158,097	149,562

Interest income	18,044	8,710	58,339	18,034
Interest expense	(6,098)	(3,626)	(17,335)	(15,970)
Other income (expense), net	(6,838)	1,858	(10,538)	(2,050)
INCOME (LOSS) BEFORE INCOME TAXES	19,327	(17,558)	188,563	149,576
Provision for (benefit from) income taxes	(1,048)	(17,309)	20,918	8,015
NET INCOME (LOSS)	$20,375	$(249)	$167,645	$141,561
EARNINGS (LOSS) PER SHARE, BASIC	$0.11	$(0.00)	$0.89	$0.76
EARNINGS (LOSS) PER SHARE, DILUTED	$0.11	$(0.00)	$0.87	$0.75
Weighted average common shares outstanding, basic	188,479	186,028	187,834	185,266
Weighted average common shares outstanding, diluted	191,838	186,028	191,595	188,963

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Twelve Months Ended December 31, 2023 and 2022
(In thousands of U.S. dollars)

	Twelve Months Ended December 31,
	2023	2022
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$167,645	$141,561
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	104,386	101,969
Non-cash interest expense	4,188	4,117
Amortization of premium (accretion of discount) on investments	(9,228)	3,043
Stock-based compensation	207,099	196,308
Gain on sale of nonfinancial assets, net	—	(108,000)
Impairment of assets	38,608	—
Deferred income taxes	(44,981)	(52,087)
Unrealized foreign exchange loss (gain)	28,446	(14,287)
Non-cash changes in the fair value of contingent consideration	—	1,704
Other	(365)	(2,043)
Changes in operating assets and liabilities:
Accounts receivable, net	(190,435)	(82,033)
Inventory	(157,058)	(68,264)
Other current assets	(50,335)	7,822
Other assets	(31,149)	(19,859)
Accounts payable and other short-term liabilities	68,853	59,018
Other long-term liabilities	23,585	6,933
Net cash provided by operating activities	159,259	175,902
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(96,691)	(120,959)
Maturities and sales of investments	864,863	619,995
Purchases of investments	(868,496)	(611,809)
Proceeds from sale of nonfinancial assets	—	103,325
Purchase of intangible assets	(10,920)	(10,581)
Net cash used in investing activities	(111,244)	(20,029)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	69,353	69,333
Taxes paid related to net share settlement of equity awards	(76,319)	(54,283)
Payments of contingent consideration	(9,475)	(31,095)
Principal repayments of financing leases	(2,286)	(2,605)
Net cash used in financing activities	(18,727)	(18,650)
Effect of exchange rate changes on cash	1,308	32
NET INCREASE IN CASH AND CASH EQUIVALENTS	30,596	137,255
Cash and cash equivalents:
Beginning of period	$724,531	$587,276
End of period	$755,127	$724,531

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income (Loss) excluding amortization of intangible assets, stock-based compensation expense, contingent consideration expense, and, in certain periods, certain other specified items, as detailed below when applicable. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock based compensation expense, contingent consideration expense, and, in certain periods, certain other specified items, divided by Total Revenues. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP diluted shares outstanding. The company’s presentation of percentage changes in total revenues at constant currency rates, which is computed using current period local currency sales at the prior period’s foreign exchange rates, is also a Non-GAAP financial measure. This measure provides information about growth (or declines) in the company’s total revenue as if foreign currency exchange rates had not changed between the prior period and the current period.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income, Non-GAAP Operating Margin percentage, Non-GAAP Diluted EPS, Non-GAAP Diluted Shares and constant currency are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:
Reconciliation of GAAP Reported Net Income (Loss) to Non-GAAP Income(1)
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

GAAP Reported Net Income (Loss)	$20.4	$(0.2)	$167.6	$141.6
Adjustments
Stock-based compensation expense - COS	4.5	4.3	17.6	17.7
Stock-based compensation expense - R&D	16.3	13.8	65.7	61.7
Stock-based compensation expense - SG&A	34.0	28.7	123.8	116.9
Amortization of intangible assets	15.2	15.7	62.2	62.8
Contingent consideration	—	0.6	—	4.4
Gain on sale of non-financial assets (2)	—	—	—	(108.0)
Severance and employee termination benefits (3)	—	18.2	(0.5)	23.0
Asset impairments (4)	14.0	—	14.0	—
Loss on investments (5)	11.9	—	24.5	—
Income tax effect of adjustments	(21.4)	(18.0)	(69.5)	(29.3)
Non-GAAP Income	$94.9	$63.1	$405.4	$290.8

Reconciliation of Certain GAAP Reported Information to Non-GAAP Information(1)
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

GAAP Diluted EPS	$0.11	$(0.00)	$0.87	$0.75
Adjustments
Stock-based compensation expense	0.27	0.24	1.04	1.02
Amortization of intangible assets	0.08	0.08	0.31	0.33
Contingent consideration	—	—	—	0.02
Gain on sale of non-financial assets (2)	—	—	—	(0.56)
Severance and employee termination benefits (3)	—	0.09	—	0.12
Asset impairments (4)	0.07	—	0.07	—
Loss on investments (5)	0.06	—	0.12	—
Income tax effect of adjustments	(0.10)	(0.09)	(0.33)	(0.15)
Non-GAAP Diluted EPS	$0.49	$0.33	$2.08	$1.53

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     Represents the net gain in the first quarter of 2022 on the sale to a third party of the PRV the company received from the FDA in connection with the U.S. approval of VOXZOGO.
(3)    Represents severance and employee termination benefit charges and subsequent adjustments included in SG&A related to the company's organizational redesign announced in the fourth quarter of 2022.
(4)    Represents the write-off of capitalized tooling and fixed assets in SG&A associated with the company’s decision to cease development of the first generation VOXZOGO pen device in the fourth quarter of 2023.
(5)    Represents the impairment losses on an investment in non-marketable equity securities and a convertible note recorded in Other income (expense), net in the first and fourth quarter of 2023, respectively.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

GAAP Weighted-Average Dilutive Shares Outstanding	191.8	186.0	191.6	189.0
Adjustments
Common stock issuable under the company's equity plans	—	4.1	—	—
Common stock issuable under the company’s convertible debt (1)	8.4	4.0	8.4	4.0
Non-GAAP Weighted-Average Dilutive Shares Outstanding	200.2	194.1	200.0	193.0
(1)     Common stock issuable under the company’s convertible debt was excluded from the computation of GAAP Weighted-Average Dilutive Shares Outstanding when they were anti-dilutive. If converted, the company would issue 4.0 million shares under the convertible notes due in 2024 and 4.4 million shares under the convertible notes due in 2027.